As filed with the Securities and Exchange Commission on May 31, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CISCO SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	77-0059951
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

170 West Tasman Drive

San Jose, California 95134-1706

(Address of Principal Executive Offices) (Zip Code)

Cisco Systems, Inc. Deferred Compensation Plan

(Full Title of the Plan)

John T. Chambers

Chairman, Chief Executive Officer and Director

Cisco Systems, Inc.

300 East Tasman Drive

San Jose, California 95134-1706

(Name and Address of Agent For Service)

(408) 526-4000

(Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Deferred Compensation Obligations (1)	$1,350,000,000.00	N/A	$1,350,000,000.00	$41,445.00

(1)	The deferred compensation obligations being registered are offered under the Cisco Systems, Inc. Deferred Compensation Plan (the “Plan”), and are unsecured obligations of Cisco Systems, Inc. to pay deferred compensation in the future in accordance with the terms and conditions of the Plan.
(2)	Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

TABLE OF CONTENTS

PART II

Item 3.	Incorporation of Documents by Reference	II-1

Item 4.	Description of Securities	II-1

Item 5.	Interests of Named Experts and Counsel	II-2

Item 6.	Indemnification of Directors and Officers	II-2

Item 7.	Exemption from Registration Claimed	II-2

Item 8.	Exhibits	II-2

Item 9.	Undertakings	II-3

SIGNATURES

EXHIBIT INDEX

EXHIBIT 5.1

EXHIBIT 23.1

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Cisco Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 29, 2006 filed with the Commission on September 18, 2006 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

This Registration Statement covers deferred compensation obligations (“DCOs”) that may be offered under the Cisco Systems, Inc. Deferred Compensation Plan (the “Plan”). The following summary is qualified in its entirety by reference to the Plan document, which is filed as an exhibit to this Registration Statement and incorporated by reference into this Item 4.

The Plan is effective as of June 25, 2007 and applies to amounts deferred on or after June 25, 2007. The Plan may be amended or terminated by the Compensation and Management Development Committee of the Registrant at any time. As required by applicable law, participation in the Plan is limited to a group of management employees of the Registrant and its applicable subsidiaries (the “Participants”). The Plan is intended to provide Participants with the ability to defer income that would otherwise be payable to them for tax planning purposes by allowing them to defer amounts in a manner similar to the way in which the Registrant’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is also intended to comply with Section 409A of the Code. The Plan is unfunded and unsecured, and the DCOs rank pari passu with other unsecured and unfunded indebtedness of the Registrant. Nothing in the Plan creates or may be construed as creating a trust of any kind between the Registrant and a Participant or any other person, and each Participant (or any other person claiming through a Participant) will be responsible for enforcing the his or her own rights with respect to the DCOs.

The DCOs issuable under the Plan represent the Registrant’s obligations to pay to Participants certain compensation amounts that the Participants have elected to defer plus certain matching and/or employer contribution amounts and hypothetical investment earnings, as further described below. Each Participant in the Plan may elect to defer a specified percentage of his or her base salary, commissions and/or bonuses. Amounts deferred by a Participant are credited to a bookkeeping account maintained on behalf of each Participant. These bookkeeping accounts are utilized solely to measure and determine the amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the Plan. Amounts credited to each Participant under the Plan will be periodically adjusted for earnings at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Administration Committee of the Registrant and elected by a Participant. In addition, the Registrant may credit additional matching amounts and/or employer contributions to a Participant’s account for any Plan year as determined by the Compensation and Management Development Committee of the Registrant. In the event of the termination of the Plan, any existing DCOs and any additional earnings shall remain outstanding until such DCOs and any additional earnings are satisfied by the Registrant.

Distributions under the Plan will be made in accordance with elections filed by the Participants at the time of their initial deferrals and distributions generally are expected to occur after a Participant’s separation of service. The DCOs are payable in cash in a lump sum or in installments, as elected by a Participant in accordance with the Plan, and are subject to applicable tax withholdings. The DCOs generally are not transferable except at death.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code authorizes a court to award or a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification (including reimbursement of expenses incurred) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Articles of Incorporation of Cisco Systems, Inc., as currently in effect.	S-3	333-56004	4.1	February 21, 2001

4.2	Amended and Restated Bylaws of Cisco Systems, Inc., as currently in effect.	8-K	000-18225	3.1	March 23, 2007

5.1	Opinion and Consent of Orrick, Herrington & Sutcliffe LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1).					X

24	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X

99.1	Cisco Systems, Inc. Deferred Compensation Plan	10-Q	000-18225	10.1	May 24, 2007

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement—notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 31, 2007.

Cisco Systems, Inc.

By:	/s/ John T. Chambers
John T. Chambers Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Cisco Systems, Inc., a California corporation, do hereby constitute and appoint John T. Chambers, Chairman, Chief Executive Officer and Director, Dennis D. Powell, Senior Vice President and Chief Financial Officer, and Mark Chandler, Senior Vice President, Legal Services, General Counsel and Secretary, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John T. Chambers John T. Chambers	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2007

/s/ Dennis D. Powell Dennis D. Powell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 31, 2007

/s/ Jonathan Chadwick Jonathan Chadwick	Vice President, Corporate Controller and Principal Accounting Officer (Principal Accounting Officer)	May 31, 2007

Carol A. Bartz	Lead Independent Director

/s/ M. Michele Burns M. Michele Burns	Director	May 31, 2007

/s/ Michael D. Capellas Michael D. Capellas	Director	May 31, 2007

/s/ Larry R. Carter Larry R. Carter	Director	May 31, 2007

/s/ Brian L. Halla Brian L. Halla	Director	May 31, 2007

/s/ John L. Hennessy Dr. John L. Hennessy	Director	May 31, 2007

/s/ Richard M. Kovacevich Richard M. Kovacevich	Director	May 31, 2007

/s/ Roderick C. McGeary Roderick C. McGeary	Director	May 31, 2007

Michael K. Powell	Director

/s/ Steven M. West Steven M. West	Director	May 31, 2007

/s/ Jerry Yang Jerry Yang	Director	May 31, 2007

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Articles of Incorporation of Cisco Systems, Inc., as currently in effect.	S-3	333-56004	4.1	February 21, 2001

4.2	Amended and Restated Bylaws of Cisco Systems, Inc., as currently in effect.	8-K	000-18225	3.1	March 23, 2007

5.1	Opinion and Consent of Orrick, Herrington & Sutcliffe LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1).					X

24	Power of Attorney (incorporated by reference to Page II-4 of this Registration Statement).					X

99.1	Cisco Systems, Inc. Deferred Compensation Plan	10-Q	000-18225	10.1	May 24, 2007